EXHIBIT 99.1
DR. ALAN W. DUNTON ELECTED TO BOARD OF DIRECTORS
OF ADAMS RESPIRATORY THERAPEUTICS
CHESTER, N.J. (Nov. 13, 2006) — Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) today announced the election of Alan W. Dunton, M.D., to its Board of Directors, effective Nov. 8, 2006.
Dr. Dunton, 52, is a knowledgeable research pharmaceutical executive with 20 years of industry experience in prescription drug development and clinical research. He is currently board chairman of ActivBiotics, Inc., a privately held biopharmaceutical company. Previously, he held executive positions as president and CEO of Metaphore Pharmaceuticals, a private company, and president and managing director of the Janssen Research Foundation, a Johnson & Johnson company.
“Alan’s expertise in the areas of clinical research and drug development will be a key asset for our board, especially at this time when Adams’ product development pipeline consists of many new prescription-based products,” said Michael J. Valentino, president and chief executive officer.
Dunton received his medical degree from the New York University School of Medicine in 1980.
He is also a member of the Board of Directors of MediciNova, Inc., Targacept, Inc. and VWR International, Inc.
About Adams Respiratory Therapeutics, Inc.
Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.
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Investor/Media Contact: Janet M. Barth (908) 879-2428
Source: Adams Respiratory Therapeutics, Inc.